Exhibit 99.1

WEX Inc. Reports First Quarter 2022 Financial Results

1Q revenue increased 26% year-over-year to a record $518 million

1Q GAAP net income per share increased to $2.71 per diluted share, compared to a net loss of $0.06 per diluted share in the prior year; 1Q adjusted net income per share increased 61% year-over-year to $2.88 per diluted share

Total purchase volume increased 66% year-over-year to $28 billion

Raises full-year 2022 financial guidance

PORTLAND, Maine--(BUSINESS WIRE)--April 28, 2022--WEX (NYSE: WEX), the global commerce platform that simplifies the business of running a business, today reported financial results for the three months ended March 31, 2022.

“We entered this year with significant momentum and delivered impressive financial results during the first quarter,” said Melissa Smith, WEX’s Chair and Chief Executive Officer.

Ms. Smith added, “I am incredibly proud of the way our team executed, helping our customers simplify the business of running a business. We continue to win new customers in each of our segments, enhance our leading technology platform and capitalize on the opportunities in front of us. All of these trends give me confidence in our ability to deliver on our long-term financial targets.”

First Quarter 2022 Financial Results

Total revenue for the first quarter of 2022 increased 26% to $517.5 million from $410.8 million for the first quarter of 2021. This revenue increase in the quarter includes a $41.1 million favorable impact from fuel prices and spreads and a $2.8 million negative impact from foreign exchange rates.

Net income attributable to shareholders on a GAAP basis increased by $125.3 million to net income of $122.8 million, or $2.71 per diluted share for the first quarter of 2022, compared with a net loss of $2.6 million, or $(0.06) per diluted share, for the first quarter of 2021. The Company's adjusted net income attributable to shareholders, which is a non-GAAP measure, was $131.1 million for the first quarter of 2022, or $2.88 per diluted share, up 61% per diluted share from $81.3 million or $1.79 per diluted share for the same period last year. See Exhibit 1 for a full explanation and reconciliation of adjusted net income attributable to shareholders and adjusted net income attributable to shareholders per diluted share to the most directly comparable GAAP financial measures.

First Quarter 2022 Performance Metrics

  Total volume across the company totaled $44.8 billion an increase of 50% from first quarter of 2021.
  Fleet Solutions segment payment processing transactions increased 12% from the first quarter of 2021 to 132.7 million.
  Average number of vehicles serviced was approximately 17.2 million, an increase of 9% from the first quarter of 2021.
  Health and Employee Benefit Solutions' average number of Software-as-a-Service (SaaS) accounts in the U.S. grew 15% to 17.8 million from 15.5 million in the first quarter of 2021.
  Travel and Corporate Solutions' segment purchase volume grew 93% to $11.8 billion from $6.1 billion in the first quarter of 2021.

“On an adjusted basis, the first quarter of 2022 was the most profitable in WEX’s history, as we continue to execute well on all fronts. Continued recovery in travel volumes, a strong increase in fuel volumes, a very good open enrollment season and higher fuel prices all contributed to record quarterly revenue,” said Jen Kimball, WEX’s Interim Chief Financial Officer. “Given the excellent first quarter results and our improved outlook for the remainder of the year, we are raising our full year guidance.”

Financial Guidance and Assumptions

The Company provides revenue guidance on a GAAP basis and earnings guidance on a non-GAAP basis, due to the uncertainty and the indeterminate amount of certain elements that are included in reported GAAP earnings.

  For the second quarter of 2022, the Company expects revenue in the range of $555 million to $565 million and adjusted net income in the range of $154 million to $159 million, or $3.35 to $3.45 per diluted share.
  For the full year 2022, the Company now expects revenue in the range of $2.155 billion to $2.195 billion, up from the prior guidance range of $2.050 billion to $2.090 billion. Adjusted net income is now expected to be in the range of $569 million to $588 million, or $12.40 to $12.80 per diluted share, an increase from the prior guidance range of $517 million to $536 million, or $11.20 to $11.60 per diluted share.

Second quarter and full year 2022 guidance is based on an assumed average U.S. retail fuel prices of $4.46 and $4.13 per gallon, respectively. The fuel prices referenced above are based on the applicable NYMEX futures price from the week of April 18, 2022. Our guidance assumes approximately 47.5 million fully diluted shares outstanding for the full year.

The Company's adjusted net income guidance, which is a non-GAAP measure, excludes unrealized gains and losses on financial instruments, net foreign currency gains and losses, changes in fair value of contingent consideration, acquisition-related intangible amortization, other acquisition and divestiture related items, stock-based compensation, other costs, gains and losses on divestitures, impairment charges, debt restructuring and debt issuance cost amortization, and certain tax related items. We are unable to reconcile our adjusted net income guidance to the comparable GAAP measure without unreasonable effort because of the difficulty in predicting the amounts to be adjusted, including, but not limited to, foreign currency exchange rates, unrealized gains and losses on financial instruments, and acquisition and divestiture related items, which may have a significant impact on our financial results.

Additional Information

Management uses the non-GAAP measures presented within this earnings release to evaluate the Company's performance on a comparable basis. Management believes that investors may find these measures useful for the same purposes, but cautions that they should not be considered a substitute for, or superior to, disclosure in accordance with GAAP.

To provide investors with additional insight into its operational performance, WEX has included in this earnings release in Exhibit 1, reconciliations of non-GAAP measures referenced in this earnings release, in Exhibit 2, tables illustrating the impact of foreign currency rates and fuel prices for each of our reportable segments for the three months ended March 31, 2022, and in Exhibit 3, a table of selected non-financial metrics for the quarter ended March 31, 2022 and four preceding quarters. The Company is also providing segment revenue for the three months ended March 31, 2022 and 2021 in Exhibit 4 and information regarding segment adjusted operating income margin and adjusted operating income margin in Exhibit 5.

Conference Call Details

In conjunction with this announcement, WEX will host a conference call today, April 28, 2022, at 10:00 a.m. (ET). As previously announced, the conference call will be webcast live on the Internet, and can be accessed along with the accompanying slides at the Investor Relations section of the WEX website, www.wexinc.com. The live conference call also can be accessed by dialing (888) 510-2008 or (646) 960-0306. The Conference ID number is 2237921. A replay of the webcast and the accompanying slides will be available on the Company's website.

About WEX

WEX (NYSE: WEX) is the global commerce platform that simplifies the business of running a business. WEX has created a powerful ecosystem that offers seamlessly embedded, personalized solutions for its customers around the world. Through its rich data and specialized expertise in simplifying benefits, reimagining mobility and paying and getting paid, WEX aims to make it easy for companies to overcome complexity and reach their full potential. For more information, please visit www.wexinc.com.

Forward-Looking Statements

This earnings release contains forward-looking statements, including statements regarding: assumptions underlying the Company's future financial performance; future operations; future growth opportunities and expectations; expectations for future revenue performance; expectations for the macro environment; assumptions regarding future fuel prices; assumptions regarding the number of fully diluted shares outstanding; and expectations for volumes. Any statements that are not statements of historical facts may be deemed to be forward-looking statements. When used in this earnings release, the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” "will" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such words. These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially, including: the extent to which the coronavirus (COVID-19) pandemic and measures taken in response thereto impact the Company’s employees, business, results of operations and financial condition in excess of current expectations, particularly with respect to demand for worldwide travel; the impact of fluctuations in fuel prices and fuel spreads in the Company’s international markets, including the resulting impact on the Company’s revenues and net income; the failure to maintain or renew key customer and partner agreements and relationships, or to maintain volumes under such agreements; breaches of, or other issues with, the Company’s technology systems or those of its third-party service providers and any resulting negative impact on its reputation, liabilities or relationships with customers or merchants; the actions of regulatory bodies, including banking and securities regulators, or possible changes in banking or financial regulations impacting the Company’s industrial bank, the Company as the corporate parent or other subsidiaries or affiliates; the failure to comply with the applicable requirements of MasterCard or Visa contracts and rules; the effects of general economic conditions, including a decline in demand for fuel, travel related services, or healthcare services, and payment and transaction processing activity; failure to expand the Company’s technological capabilities and service offerings as rapidly as the Company’s competitors; changes in interest rates and the rate of inflation; the ability to attract and retain employees; limitations on or compression of interchange fees; the impact and size of credit losses; the success of the Company’s recently announced Executive Leadership Team and strategic reorganization; the effects of the Company’s business expansion and acquisition efforts; the failure of corporate investments to result in anticipated strategic value; the failure to comply with the Treasury Regulations applicable to non-bank custodians; potential adverse changes to business or employee relationships, including those resulting from the completion of an acquisition; competitive responses to any acquisitions; uncertainty of the expected financial performance of the combined operations following completion of an acquisition; the failure to complete or successfully integrate the Company’s acquisitions or to realize anticipated synergies and cost savings from such acquisitions; unexpected costs, charges, or expenses resulting from an acquired company or business; the impact of changes to the Company’s credit standards; the impact of foreign currency exchange rates on the Company’s operations, revenue and income;the impact of the future transition from LIBOR as a global benchmark to a replacement rate; the impact of the Company’s debt instruments on the Company’s operations; the impact of leverage on the Company’s operations, results or borrowing capacity generally, and as a result of acquisitions specifically; the impact of sales or dispositions of significant amounts of the Company’s outstanding common stock into the public market, or the perception that such sales or dispositions could occur; the possible dilution to the Company’s stockholders caused by the issuance of additional shares of common stock or equity-linked securities, whether as result of the Company’s convertible notes or otherwise; the incurrence of impairment charges if the Company’s assessment of the fair value of certain of its reporting units changes; the uncertainties of litigation; as well as other risks and uncertainties identified in Item 1A of our annual report for the year ended December 31, 2021, filed on Form 10-K with the Securities and Exchange Commission on March 1, 2022. The Company's forward-looking statements do not reflect the potential future impact of any alliance, merger, acquisition, disposition or stock repurchases. The forward-looking statements speak only as of the date of this earnings release and undue reliance should not be placed on these statements. The Company disclaims any obligation to update any forward-looking statements as a result of new information, future events or otherwise.

WEX INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share data) (unaudited)

	Three months ended March 31,
	2022	2021
Revenues
Payment processing revenue	$239,478	$188,389
Account servicing revenue	139,941	118,623
Finance fee revenue	78,582	52,153
Other revenue	59,534	51,592
Total revenues	517,535	410,757
Cost of services
Processing costs	132,507	109,762
Service fees	15,750	11,146
Provision for credit losses	25,640	5,059
Operating interest	2,300	2,624
Depreciation and amortization	26,002	29,194
Total cost of services	202,199	157,785
General and administrative	78,663	86,431
Sales and marketing	73,945	78,347
Depreciation and amortization	40,454	37,653
Operating income	122,274	50,541
Financing interest expense	(29,689)	(33,284)
Change in fair value of contingent consideration	(16,600)	—
Net foreign currency gain (loss)	5,006	(2,755)
Net unrealized gain on financial instruments	49,827	7,033
Income before income taxes	130,818	21,535
Income tax expense (benefit)	42,032	(1,670)
Net income	88,786	23,205
Less: Net income from non-controlling interests	268	726
Net income attributable to WEX Inc.	$88,518	$22,479
Change in value of redeemable non-controlling interest	34,245	(25,044)
Net income (loss) attributable to shareholders	$122,763	$(2,565)

Net income (loss) attributable to shareholders per share:
Basic	$2.73	$(0.06)
Diluted	$2.71	$(0.06)
Weighted average common shares outstanding:
Basic	44,912	44,343
Diluted	45,344	44,343

WEX INC. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands) (unaudited)

	March 31, 2022	December 31, 2021
Assets
Cash and cash equivalents	$577,536	$588,923
Restricted cash	671,808	667,915
Accounts receivable	3,863,159	2,891,242
Investment securities	977,757	948,677
Securitized accounts receivable, restricted	160,180	125,186
Prepaid expenses and other current assets	87,299	77,569
Total current assets	6,337,739	5,299,512
Property, equipment and capitalized software	177,768	179,531
Goodwill and other intangible assets	4,515,967	4,551,353
Investment securities	38,209	39,650
Deferred income taxes, net	6,598	5,635
Other assets	257,111	231,147
Total assets	$11,333,392	$10,306,828
Liabilities and Stockholders’ Equity
Accounts payable	$1,713,744	$1,021,911
Accrued expenses	434,416	476,971
Restricted cash payable	671,808	668,014
Short-term deposits	2,225,438	2,026,420
Short-term debt, net	157,622	155,769
Other current liabilities	50,417	50,614
Total current liabilities	5,253,445	4,399,699
Long-term debt, net	2,773,630	2,695,365
Long-term deposits	650,257	652,214
Deferred income taxes, net	212,517	192,965
Other liabilities	517,093	273,706
Total liabilities	9,406,942	8,213,949
Commitments and contingencies
Redeemable non-controlling interest	—	254,106
Stockholders’ Equity
Total stockholders’ equity	1,926,450	1,838,773
Total liabilities and stockholders’ equity	$11,333,392	$10,306,828

Exhibit 1
Reconciliation of Non-GAAP Measures (in thousands, except per share data) (unaudited)

Reconciliation of GAAP Net Income (Loss) Attributable to Shareholders to Adjusted Net Income Attributable to Shareholders

	Three Months Ended March 31,
	2022		2021
		per diluted share		per diluted share
Net income (loss) attributable to shareholders	$122,763	$2.71	$(2,565)	$(0.06)
Unrealized gain on financial instruments	(49,827)	(1.10)	(7,033)	(0.16)
Net foreign currency (gain) loss	(5,006)	(0.11)	2,755	0.06
Change in fair value of contingent consideration	16,600	0.37	—	—
Acquisition–related intangible amortization	42,719	0.94	42,454	0.96
Other acquisition and divestiture related items	4,540	0.10	14,796	0.33
Stock–based compensation	25,220	0.56	18,943	0.43
Other costs	8,179	0.18	12,237	0.28
Debt restructuring and debt issuance cost amortization	3,279	0.07	5,092	0.11
ANI adjustments attributable to non–controlling interests	(34,587)	(0.76)	23,800	0.54
Tax related items	(2,825)	(0.07)	(29,205)	(0.66)
Dilutive impact of stock awards[1]	—	—	—	(0.04)
Dilutive impact of convertible debt [2]	—	(0.01)	—	—
Adjusted net income attributable to shareholders	$131,055	$2.88	$81,274	$1.79

1 As the Company reported a net loss for the three months ended March 31, 2021 under U.S. Generally Accepted Accounting Principles (“GAAP”), the diluted weighted average shares outstanding equals the basic weighted average shares outstanding for that period. The non-GAAP adjustments described above resulted in adjusted net income attributable to shareholders (versus a loss on a GAAP basis) for the three months ended March 31, 2021. Therefore, dilutive common stock equivalents have been included in the calculation of adjusted diluted weighted average shares outstanding to arrive at adjusted per share data.

2 During the quarter ended March 31, 2022, the dilutive impact of convertible notes has been calculated under the 'if-converted' method in accordance with GAAP. Under such method, $3.8 million of interest expense associated with our convertible notes, net of tax, was added back to adjusted net income and approximately 1.6 million shares of the Company’s common stock associated with the assumed conversion of the convertible notes as of the beginning of the period were included in the calculation of adjusted net income per diluted share, as the effect of including such adjustments was dilutive.

Reconciliation of GAAP Operating Income to Total Segment Adjusted Operating Income and Adjusted Operating Income

	Three Months Ended March 31,
	2022	2021
Operating income	$122,274	$50,541
Unallocated corporate expenses	21,011	16,209
Acquisition-related intangible amortization	42,719	42,454
Other acquisition and divestiture related items	4,540	14,796
Stock-based compensation	25,220	18,943
Other costs	8,179	12,237
Debt restructuring costs	(12)	637
Total segment adjusted operating income	$223,931	$155,817
Unallocated corporate expenses	(21,011)	(16,209)
Adjusted operating income	$202,920	$139,608

The Company's non-GAAP adjusted net income excludes unrealized gains and losses on financial instruments, net foreign currency gains and losses, changes in fair value of contingent consideration, acquisition-related intangible amortization, other acquisition and divestiture related items, stock-based compensation, other costs, debt restructuring and debt issuance cost amortization, adjustments attributable to our non-controlling interests and certain tax related items.

The Company's non-GAAP adjusted operating income excludes acquisition-related intangible amortization, other acquisition and divestiture related items, loss on sale of subsidiary, stock-based compensation, other costs, and debt restructuring costs. Total segment adjusted operating income incorporates these same adjustments and further excludes unallocated corporate expenses.

Although adjusted net income, adjusted operating income and total segment adjusted operating income are not calculated in accordance with GAAP, these non-GAAP measures are integral to the Company's reporting and planning processes and the chief operating decision maker of the Company uses segment adjusted operating income to allocate resources among our operating segments. The Company considers these measures integral because they exclude the above specified items that the Company's management excludes in evaluating the Company's performance. Specifically, in addition to evaluating the Company's performance on a GAAP basis, management evaluates the Company's performance on a basis that excludes the above items because:

  Exclusion of the non-cash, mark-to-market adjustments on financial instruments, including interest rate swap agreements and investment securities, helps management identify and assess trends in the Company's underlying business that might otherwise be obscured due to quarterly non-cash earnings fluctuations associated with these financial instruments. Additionally, the non-cash mark-to-market adjustments on financial instruments are difficult to forecast accurately, making comparisons across historical and future quarters difficult to evaluate.
  Net foreign currency gains and losses primarily result from the remeasurement to functional currency of cash, accounts receivable and accounts payable balances, certain intercompany notes denominated in foreign currencies and any gain or loss on foreign currency hedges relating to these items. The exclusion of these items helps management compare changes in operating results between periods that might otherwise be obscured due to currency fluctuations.
  The change in fair value of contingent consideration, which is related to the acquisition of certain contractual rights to serve as custodian or sub-custodian to health savings accounts, is dependent upon changes in future interest rate assumptions and has no significant impact on the ongoing operations of the Company. Additionally, the non-cash, mark-to-market adjustments on financial instruments are difficult to forecast accurately, making comparisons across historical and future quarters difficult to evaluate.
  The Company considers certain acquisition-related costs, including investment banking fees, warranty and indemnity insurance, certain integration related expenses, certain financing costs and amortization of acquired intangibles, as well as gains and losses from divestitures, to be unpredictable, dependent on factors that may be outside of our control and unrelated to the continuing operations of the acquired or divested business or the Company. In addition, the size and complexity of an acquisition, which often drives the magnitude of acquisition-related costs, may not be indicative of such future costs. The Company believes that excluding acquisition-related costs and gains or losses on divestitures facilitates the comparison of our financial results to the Company's historical operating results and to other companies in our industry.
  Stock-based compensation is different from other forms of compensation as it is a non-cash expense. For example, a cash salary generally has a fixed and unvarying cash cost. In contrast, the expense associated with an equity-based award is generally unrelated to the amount of cash ultimately received by the employee, and the cost to the Company is based on a stock-based compensation valuation methodology and underlying assumptions that may vary over time.
  We exclude certain other costs when evaluating our continuing business performance when such items are not consistently occurring and do not reflect expected future operating expense, nor provide insight into the fundamentals of current or past operations of our business. These include costs related to certain identified initiatives (including technology initiatives) to further streamline the business, improve the Company's efficiency, create synergies, and globalize the Company's operations, all with an objective to improve scale and efficiency and increase profitability going forward. For the three months ended March 31, 2021, other costs additionally include a penalty incurred on a vendor contract termination.
  Debt restructuring and debt issuance cost amortization are unrelated to the continuing operations of the Company. Debt restructuring costs are not consistently occurring and do not reflect expected future operating expense, nor do they provide insight into the fundamentals of current or past operations of our business. In addition, since debt issuance cost amortization is dependent upon the financing method, which can vary widely company to company, we believe that excluding these costs helps to facilitate comparison to historical results as well as to other companies within our industry.
  The adjustments attributable to non-controlling interests, including adjustments to the redemption value of a non-controlling interest, have no significant impact on the ongoing operations of the business.
  The tax related items are the difference between the Company’s U.S. GAAP tax provision and a pro forma tax provision based upon the Company’s adjusted net income before taxes as well as the impact from certain discrete tax items. The methodology utilized for calculating the Company’s adjusted net income tax provision is the same methodology utilized in calculating the Company’s U.S. GAAP tax provision.
  The Company does not allocate certain corporate expenses to our operating segments, as these items are centrally controlled and are not directly attributable to any reportable segment.

For the same reasons, WEX believes that adjusted net income, adjusted operating income and total segment adjusted operating income may also be useful to investors when evaluating the Company's performance. However, because adjusted net income, adjusted operating income and total segment adjusted operating income are non-GAAP measures, they should not be considered as a substitute for, or superior to, net income, operating income or cash flows from operating activities as determined in accordance with GAAP. In addition, adjusted net income, adjusted operating income and total segment adjusted operating income as used by WEX may not be comparable to similarly titled measures employed by other companies.

Exhibit 2 Impact of Certain Macro Factors on Reported Revenue and Adjusted Net Income (in thousands, except per share data) (unaudited)

The table below shows the impact of certain macro factors on reported revenue:

	Segment Revenue Results
	Fleet Solutions		Travel and Corporate Solutions		Health and Employee Benefit Solutions		Total WEX Inc.
	Three months ended March 31,
	2022	2021	2022	2021	2022	2021	2022	2021
Reported revenue	$319,139	$243,837	$77,251	$70,642	$121,145	$96,278	$517,535	$410,757
FX impact (favorable) / unfavorable	$2,084	$—	$694	$—	$—	$—	$2,778	$—
PPG impact (favorable) / unfavorable	$(41,139)	$—	$—	$—	$—	$—	$(41,139)	$—

To determine the impact of foreign exchange translation (“FX”) on revenue, revenue from entities whose functional currency is not denominated in U.S. dollars, as well as revenue from purchase volume transacted in non-U.S. denominated currencies, were translated using the weighted average exchange rates for the same period in the prior year, exclusive of revenue derived from acquisitions for one year following the acquisition date.

To determine the impact of price per gallon of fuel (“PPG”) on revenue, revenue subject to changes in fuel prices was calculated based on the average retail price of fuel for the same period in the prior year for the portion of our business that earns revenue based on a percentage of fuel spend, exclusive of revenue derived from 2020 acquisitions for one year following the acquisition dates. For the portions of our business that earn revenue based on margin spreads, revenue was calculated utilizing the comparable margin from the prior year.

The table below shows the impact of certain macro factors on Adjusted Net Income:

	Segment Estimated Earnings Impact
	Fleet Solutions		Travel and Corporate Solutions		Health and Employee Benefit Solutions
	Three months ended March 31,
	2022	2021	2022	2021	2022	2021
FX impact (favorable) / unfavorable	$814	$—	$20	$—	$8	$—
PPG impact (favorable) / unfavorable	$(25,718)	$—	$—	$—	$—	$—

To determine the estimated earnings impact of FX on revenue and expenses from entities whose functional currency is not denominated in U.S. dollars, as well as revenue and variable expenses from purchase volume transacted in non-U.S. denominated currencies, amounts were translated using the weighted average exchange rates for the same period in the prior year, net of tax, exclusive of revenue and expenses derived from acquisitions for one year following the acquisition date.

To determine the estimated earnings impact of PPG, revenue and certain variable expenses impacted by changes in fuel prices were adjusted based on the average retail price of fuel for the same period in the prior year for the portion of our business that earns revenue based on a percentage of fuel spend, net of applicable taxes, exclusive of revenue and expenses derived from 2020 acquisitions for one year following the acquisition dates. For the portions of our business that earn revenue based on margin spreads, revenue was adjusted to the comparable margin from the prior year, net of non-controlling interests and applicable taxes.

Exhibit 3 Selected Non-Financial Metrics (unaudited)
	Q1 2022	Q4 2021	Q3 2021	Q2 2021	Q1 2021
Fleet Solutions:
Payment processing transactions (000s) (1)	132,663	132,894	134,029	130,104	118,389
Payment processing gallons of fuel (000s) (2)	3,549,562	3,569,979	3,576,781	3,483,695	3,233,943
Average US fuel price (US$ / gallon)	$3.95	$3.42	$3.23	$3.04	$2.72
Payment processing $ of fuel (000s) (3)	$14,390,257	$12,600,745	$11,907,220	$10,995,418	$9,176,960
Net payment processing rate (4)	1.06%	1.16%	1.09%	1.15%	1.20%
Payment processing revenue (000s)	$151,906	$146,333	$130,006	$126,450	$110,577
Net late fee rate (5)	0.44%	0.48%	0.45%	0.41%	0.45%
Late fee revenue (000s) (6)	$63,110	$60,101	$53,104	$45,235	$41,150
Travel and Corporate Solutions:
Purchase volume (000s) (7)	$11,809,450	$10,916,015	$12,799,555	$8,736,019	$6,107,675
Net interchange rate (8)	0.55%	0.63%	0.62%	0.78%	0.94%
Payment solutions processing revenue (000s)	$65,075	$68,747	$79,815	$68,282	$57,248
Health and Employee Benefit Solutions:
Purchase volume (000s) (9)	$1,630,218	$1,146,436	$1,173,913	$1,311,131	$1,484,226
Average number of SaaS accounts (000s) (10)	17,847	16,222	16,912	16,380	15,513

Definitions and explanations:

(1) Payment processing transactions represents the total number of purchases made by fleets that have a payment processing relationship with WEX.
(2) Payment processing gallons of fuel represents the total number of gallons of fuel purchased by fleets that have a payment processing relationship with WEX.
(3) Payment processing dollars of fuel represents the total dollar value of the fuel purchased by fleets that have a payment processing relationship with WEX.
(4) Net payment processing rate represents the percentage of the dollar value of each payment processing transaction that WEX records as revenue from merchants, less certain discounts given to customers and network fees.
(5) Net late fee rate represents late fee revenue as a percentage of fuel purchased by fleets that have a payment processing relationship with WEX.
(6) Late fee revenue represents fees charged for payments not made within the terms of the customer agreement based upon the outstanding customer receivable balance.
(7) Purchase volume represents the total dollar value of all WEX issued transactions that use WEX corporate card products and virtual card products.
(8) Net interchange rate represents the percentage of the dollar value of each payment processing transaction that WEX records as revenue from merchants, less certain discounts given to customers and network fees.
(9) Purchase volume in the Health and Employee Benefit Solutions segment represents the total US dollar value of all transactions where interchange is earned by WEX.
(10) Average number of Health and Employee Benefit Solutions accounts represents the number of active Consumer Directed Health, COBRA, and billing accounts on our SaaS platforms in the United States.

Exhibit 4 Segment Revenue Information (in thousands) (unaudited)

	Three months ended March 31,		Increase (decrease)
Fleet Solutions	2022	2021	Amount	Percent
Revenues
Payment processing revenue	$151,906	$110,576	$41,330	37%
Account servicing revenue	42,443	39,991	2,452	6%
Finance fee revenue	78,405	51,840	26,565	51%
Other revenue	46,385	41,430	4,955	12%
Total revenues	$319,139	$243,837	$75,302	31%
	Three months ended March 31,		Increase (decrease)
Travel and Corporate Solutions	2022	2021	Amount	Percent
Revenues
Payment processing revenue	$65,075	$57,248	$7,827	14%
Account servicing revenue	10,758	10,687	71	1%
Finance fee revenue	141	294	(153)	(52)%
Other revenue	1,277	2,413	(1,136)	(47)%
Total revenues	$77,251	$70,642	$6,609	9%
	Three months ended March 31,		Increase (decrease)
Health and Employee Benefit Solutions	2022	2021	Amount	Percent
Revenues
Payment processing revenue	$22,497	$20,565	$1,932	9%
Account servicing revenue	86,740	67,945	18,795	28%
Finance fee revenue	36	19	17	89%
Other revenue	11,872	7,749	4,123	53%
Total revenues	$121,145	$96,278	$24,867	26%

Exhibit 5 Segment Adjusted Operating Income and Adjusted Operating Income Margin Information (in thousands) (unaudited)

	Segment Adjusted Operating Income		Segment Adjusted Operating Income Margin(1)
	Three Months Ended March 31,		Three Months Ended March 31,
	2022	2021	2022	2021
Fleet Solutions	$160,101	$118,258	50.2%	48.5%
Travel and Corporate Solutions	$28,330	$7,015	36.7%	9.9%
Health and Employee Benefit Solutions	$35,500	$30,544	29.3%	31.7%
Total segment adjusted operating income	$223,931	$155,817	43.3%	37.9%

(1) Segment adjusted operating income margin is derived by dividing segment adjusted operating income by the revenue of the corresponding segment (or the entire Company in the case of total segment adjusted operating income). See Exhibit 1 for a reconciliation of total segment adjusted operating income to GAAP operating income.

	Three Months Ended March 31,
	2022	2021
Adjusted operating income	$202,920	$139,608
Adjusted operating income margin (1)	39.2%	34.0%

(1) Adjusted operating income margin is derived by dividing adjusted operating income by revenue of the entire Company. See Exhibit 1 for a reconciliation of adjusted operating income to GAAP operating income.

Contacts

News media contact:
WEX
Rob Gould, 207-523-7429
robert.gould@wexinc.com
or
Investor contact:
WEX
Steve Elder, 207-523-7769
Steve.Elder@wexinc.com